Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NorthView Acquisition Corporation on Form S-4 of our report dated March 17, 2022, with respect to our audit of the financial statements of NorthView Acquisition Corporation as of December 31, 2021 and for the period from April 19, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp
Marcum llp
Boston, MA
January 25, 2023